As filed with the Securities and Exchange Commission on May 12, 1997

                                                     File Nos. 33-
                                                               811-07979

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-4
                REGISTRATION STATEMENT UNDER THE SECURITIES
                                ACT OF 1933                     [ X ]


                       Pre-Effective Amendment No. 1            [ X ]

                       Post-Effective Amendment No.             [   ]

                                  and/or

                REGISTRATION STATEMENT UNDER THE INVESTMENT
                            COMPANY ACT OF 1940                 [ X ]

                              Amendment No. 1
                    (Check appropriate box or boxes)

                        VARIABLE SEPARATE ACCOUNT
                        (Exact Name of Registrant)

                 Anchor National Life Insurance Company
                           (Name of Depositor)

                           1 SunAmerica Center
                   Los Angeles, California 90067-6022
         (Address of Depositor's Principal Offices) (Zip Code)

           Depositor's Telephone Number, including Area Code
                            (310) 772-6000

                          Susan L. Harris, Esq.
                Anchor National Life Insurance Company
                          1 SunAmerica Center
                  Los Angeles, California 90067-6022
               (Name and Address of Agent for Service)

Title and Amount of
Securities Being                                                  Amount of
Registered                                                    Registration Fee
-------------------                                           ----------------
Flexible Payment     Pursuant to Rule 24f-2, the Registrant   $
Deferred Annuity     has filed an election to register an
Contracts            indefinite number of securities under
                     the Securities Act of 1933

        Approximate date of commencement of proposed public offering:
    As soon as practicable after the effective date of this registration.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


This amendment (this "Amendment") to the registration statement on Form N-4 (the "Registration Statement") is being filed under the Securities Act of 1933, as amended, solely for the purpose of amending in the Registration Statement the representation under Section 26(e) of the Investment Company Act of 1940, as amended. This Amendment does not delete, amend, or supersede any information contained in the Registration Statement filed on April 18, 1997, except to the extent provided herein.

                          VARIABLE SEPARATE ACCOUNT

                            Cross Reference Sheet

Incorporated herein by reference to Registration Statement filed on April 18, 1997 (File No. 333-25473 and 811-03859).

                             PART A - PROSPECTUS

Incorporated herein by reference to Registration Statement filed on April 18, 1997 (File No. 333-25473 and 811-03859).

                PART B - STATEMENT OF ADDITIONAL INFORMATION

Incorporated herein by reference to Registration Statement filed on April 18, 1997 (File No. 333-25473 and 811-03859).

                         PART C - OTHER INFORMATION

Items  24 through 31.
---------------------

Incorporated herein by reference to Registration Statement filed on April 18, 1997 (File No. 333-25473 and 811-811-03859).


Item 32.  Undertakings
----------------------

     Registrant undertakes to (1) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (2) include either (A) as part of any application to purchase a Contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (B) a postcard or similar written communication affixed to or included in the Prospectus that the Applicant can remove to send for a Statement of Additional Information; and (3) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

     Further, Anchor National undertakes to deduct mortality and expense risk charges, distribution expense charges, withdrawal charges (contingent deferred sales charges), contract maintenance fees and transfer fees that are in the aggregate reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.


Item 33.  Representation
------------------------

Incorporated herein by reference to Registration Statement filed on April 18, 1997 (File No. 333-25473 and 811-811-03859).

                                  SIGNATURES

     As required by the Securities Act of 1933 and the Investment Company
Act of 1940, the Registrant has caused this Amendment to the Registration Statement to be signed on its behalf, in the City of Los Angeles, and the State of California, on this 12th day of May, 1997.

                              VARIABLE SEPARATE ACCOUNT
                              (Registrant)

                          By: ANCHOR NATIONAL LIFE INSURANCE COMPANY
                              (Depositor)


                          By: /s/ JAY S. WINTROB
                              ----------------------------------------
                              Jay S. Wintrob
                              Executive Vice President

                          By: ANCHOR NATIONAL LIFE INSURANCE COMPANY
                              (Depositor, on behalf of itself and Registrant)


                          By: /s/ JAY S. WINTROB
                              ----------------------------------------
                              Jay S. Wintrob
                              Executive Vice President


     As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacity and on the dates indicated.


SIGNATURE                        TITLE                    DATE


ELI BROAD*                    President, Chief
------------------------   Executive Officer and
Eli Broad                  Chairman  of the Board
                           (Principal Executive
                                  Officer)


SCOTT L. ROBINSON*         Senior Vice President
------------------------       and Director
Scott L. Robinson          (Principal Financial
                                 Officer)


N. SCOTT GILLIS*           Senior Vice President
------------------------       and Controller
N. Scott Gillis            (Principal Accounting
                                 Officer)


JAMES R. BELARDI*          Director
------------------------
James R. Belardi



LORIN M. FIFE*             Director
------------------------
Lorin M. Fife



JANA W. GREER*             Director
------------------------
Jana W. Greer



/s/ SUSAN L. HARRIS        Director                 May 12, 1997
------------------------
Susan L. Harris



PETER MCMILLAN*            Director
------------------------
Peter McMillan



JAY S. WINTROB*            Director
------------------------
Jay S. Wintrob



JAMES W. ROWAN*            Director
------------------------
James W. Rowan



JOSEPH M. TUMBLER*         Director
------------------------
Joseph M. Tumbler


* By: /s/ SUSAN L. HARRIS     Attorney-in-Fact
     ----------------------
      Susan L. Harris

Date:  May 12, 1997